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[GRAPHIC OMITTED] HealthAxis.com


FOR IMMEDIATE RELEASE
---------------------

Contact:
Investor Contact:                             Media Contact:
Deidre Holt                                   Doug Russell/Michele Meagher
HealthAxis.com                                Schwartz Communications, Inc.
610-275-3800                                  781-684-0770
dholt@healthaxis.com                          dougr@schwartz-pr.com
                                              mmeagher@schwartz-pr.com

FOR IMMEDIATE RELEASE

                    HealthAxis.com Completes Insurdata Merger


EAST NORRITON, PA and DALLAS, TX, January 10, 2000 - HealthAxis.com, a subsidiary of Provident American Corporation (NASDAQ: PAMC) and the leading online insurance marketer, and Insurdata Incorporated, a subsidiary of UICI (NYSE: UCI) and one of the largest providers of healthcare administration software solutions, today announced the completion of the merger of the two companies which became effective January 7, 2000.

The combined company is among the largest players in Web-enabled health insurance, with proforma consolidated 1999 estimated revenues of $42 million. The new HealthAxis.com serves both consumers and payors with an integrated Web-based platform.

Michael Ashker, chief executive officer of HealthAxis.com said, "With this transaction complete, we can focus our full energies on completing the previously announced merger with HealthAxis.com's parent company, Provident American Corporation. We can also begin implementing the new HealthAxis.com's ambitious business plan. Our combined technology expertise and marketing muscle makes us a formidable competitor in the fast-moving online health insurance space."

About HealthAxis.com
--------------------
HealthAxis.com, Inc. is the leading provider of Internet solutions for healthcare insurance marketing, sales, and plan administration. HealthAxis.com is the only e-healthcare company servicing both the consumer and business-to-business marketplaces with health plan solutions. The Company's consumer Web site, www.healthaxis.com, is a fully transactional, online health insurance agency targeting the individual and small group markets. The Company's proprietary workflow and business application software, built around an application service provider model, enables healthcare payors -- carriers, third party administrators, and large, self-funded groups -- to more efficiently capture, process, and share health plan data over the Internet. HealthAxis.com is headquartered in suburban Philadelphia, with significant operations in Dallas, as well as offices in eight other locations both domestic and abroad. The company employs over 350 IT professionals.

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                                       HealthAxis.com Completes Insurdata Merger
                                                                January 10, 2000
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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995: Certain statements made which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward-looking statements. For further information which could cause actual results to differ from the Company's expectations, as well as other factors which could affect the Company's and Provident American's financial statements, please refer to Provident American's reports filed with the Securities and Exchange Commission.